InnerWorkings Announces Third Quarter 2019 Results
Record $142 million in new business awarded to date in 2019
Adjusted EBITDA up 15% year to date

CHICAGO, IL - November 7, 2019 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three and nine months ended September 30, 2019. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.

“We are successfully executing our strategy to achieve profitable growth,” said Chief Executive Officer Rich Stoddart. “Our year-to-date operating expenses have declined despite growth in revenue and we have continued to sign more business with new and existing clients, reaching a new annual record with a robust pipeline and two months remaining in the year.”

Financial and Business Highlights

•
Gross revenue was $286.5 million in the third quarter of 2019, an increase of 6% compared to $270.9 million in the third quarter of 2018. Excluding currency impact, third quarter gross revenue increased 7% compared to the same period of last year.

•
Gross profit (net revenue) was $68.2 million, or 23.8% of gross revenue in the third quarter of 2019, compared to $64.0 million, or 23.6% of gross revenue, in the same period of last year. Third quarter gross profit (net revenue) increased 6% over the prior period and 7% excluding currency impact.

•	Net loss for the third quarter of 2019 was $(2.2) million, or $(0.04) per diluted share, compared to net loss of $(44.9) million, or $(0.87) per diluted share in the third quarter of 2018.

•
Adjusted diluted earnings per share for the third quarter of 2019 was $0.05, compared to $0.04 in the third quarter of 2018. Year-to-date adjusted diluted earnings per share was $0.12, compared to $0.03 in the same period of 2018.

•
Adjusted EBITDA was $11.6 million in the third quarter of 2019, compared to $12.2 million in the third quarter of 2018. Year-to-date adjusted EBITDA was $31.8 million, an increase of 15% compared to the same period of 2018.

•	Additional work from new and existing clients awarded to date in 2019 amounts to approximately $142 million of annual revenue at full run-rate.
“We have already surpassed 2018's full-year adjusted EBITDA only three quarters into 2019,” said Don Pearson, Chief Financial Officer. “We expect this momentum to continue as we finish the year and into 2020 as we continue to realize the benefits of our $15 million cost reduction plan announced in March 2019. We are on track to realize $4 million of these cost savings this year, with most of the remaining $11 million to be realized next year, setting the stage for significant sustainable profitable growth in 2020 and beyond.”

Outlook

The Company is adjusting its guidance for gross revenue primarily to reflect approximately $20 million of negative currency impact sustained year to date. Gross revenue is now expected to be in a range of $1.13 to $1.15 billion for 2019, which represents 1% to 3% growth compared to 2018. The revised revenue guidance compares to prior guidance of $1.15 to $1.18 billion. The Company is maintaining its 2019 guidance for adjusted EBITDA, which is expected to be in the range of $44 to $47 million. The Company is revising its adjusted diluted earnings per share guidance to be in the range of $0.16 to $0.20 for 2019, compared to the prior guidance range of $0.20 to $0.24, primarily due to higher interest and income tax expenses than previously expected.

Conference Call

Rich Stoddart, Chief Executive Officer, and Don Pearson, Chief Financial Officer, will host a conference call to discuss the results today at 4:00 p.m. Central time (5:00 p.m. Eastern time).

The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings' website at http://investor.inwk.com/events. A replay of the webcast will be available later today at the same location.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the SEC: adjusted EBITDA, adjusted diluted earnings per share and constant currency revenue. The Company believes these measures provide useful information to investors because they provide further insights into the Company’s financial performance. These measures are also used by management in its financial and operational decision-making and evaluation of overall performance. With respect to constant currency, we believe such presentation allows investors to measure our financial performance exclusive of foreign currency exchange fluctuations more clearly. Constant currency revenue is calculated by retranslating current period revenue at a consistent rate with the prior period results. This approach is based on the pricing currency for each country, which is typically the functional currency. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of adjusted EBITDA, adjusted diluted earnings per share, and constant currency included in this release.

The Company has not quantitatively reconciled its guidance for adjusted EBITDA and adjusted diluted earnings per share to their most comparable GAAP measures because certain of the reconciling items that impact these measures, including restructuring charges, stock-based compensation expense and control remediation-related fees affecting the period, have not occurred, are outside the Company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the nearest GAAP financial measures are not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s results.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,000 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
InnerWorkings, Inc.
Bridget Freas
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Revenue	$286,525	$270,850	$837,816	$827,356
Cost of goods sold	218,356	206,808	639,385	632,376
Gross profit	68,169	64,042	198,431	194,980
Operating expenses:
Selling, general and administrative expenses	59,938	56,142	174,404	176,312
Depreciation and amortization	3,090	3,265	8,939	10,438
Goodwill impairment	—	27,887	—	27,887
Intangible and other asset impairments	—	16,818	—	16,818
Restructuring charges	3,055	3,142	10,687	3,142
Income (loss) from operations	2,086	(43,212)	4,401	(39,617)
Other income (expense):
Interest income	37	19	239	135
Interest expense	(4,376)	(1,769)	(9,608)	(4,854)
Other expense	(1,736)	(301)	(2,196)	(1,734)
Total other expense	(6,075)	(2,051)	(11,565)	(6,453)
Loss before income taxes	(3,989)	(45,263)	(7,164)	(46,070)
Income tax expense (benefit)	(1,815)	(326)	(1,359)	851
Net loss	$(2,174)	$(44,937)	$(5,805)	$(46,921)

Basic and diluted net loss per share	$(0.04)	$(0.87)	$(0.11)	$(0.90)

Weighted-average shares outstanding – basic	53,320	51,688	53,235	52,384
Weighted-average shares outstanding – diluted	53,320	51,688	53,235	52,384

Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,488	$26,770
Accounts receivable, net of allowance for doubtful accounts of $4,247 and $4,880, respectively	190,992	193,253
Unbilled revenue	65,584	46,474
Other receivables	39,317	23,727
Inventories	64,136	56,001
Prepaid expenses	13,973	16,982
Other current assets	13,271	10,379
Total current assets	425,761	373,586
Property and equipment, net	36,714	82,933
Intangibles and other assets:
Goodwill	152,191	152,158
Intangible assets, net	8,230	9,828
Right of use assets, net	51,726	—
Deferred income taxes	1,112	1,195
Other non-current assets	4,333	2,976
Total intangibles and other assets	217,592	166,157
Total assets	$680,067	$622,676
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	169,173	158,449
Accrued expenses	44,096	35,474
Deferred revenue	18,526	17,614
Revolving credit facility - current	4,585	142,736
Term loan - current	6,250	—
Other current liabilities	32,325	26,231
Total current liabilities	274,955	380,504
Lease liabilities	47,094	—
Revolving credit facility - non-current	76,829	—
Term loan - non-current	89,991	—
Deferred income taxes	8,257	8,178
Other non-current liabilities	2,486	50,903
Total liabilities	499,612	439,585
Commitments and contingencies
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	243,706	239,960
Treasury stock at cost	(81,471)	(81,471)
Accumulated other comprehensive loss	(25,045)	(24,309)
Retained earnings	43,259	48,905
Total stockholders' equity	180,455	183,091
Total liabilities and stockholders' equity	$680,067	$622,676

Condensed Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018

Cash flows from operating activities
Net loss	$(5,805)	$(46,921)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	8,939	10,438
Stock-based compensation expense	4,219	3,624
Bad debt provision	1,447	888
Implementation cost amortization	250	344
Goodwill impairment	—	27,887
Intangible and long-lived asset impairment	—	16,818
Change in fair value of warrant	950	—
Change in fair value of embedded derivative	(97)	—
Unrealized foreign exchange loss	986	—
Other operating activities	705	(189)
Change in assets:
Accounts receivable and unbilled revenue	(21,245)	5,810
Inventories	(8,767)	(16,469)
Prepaid expenses and other assets	(29,141)	(7,903)
Change in liabilities:
Accounts payable	12,403	20,350
Accrued expenses and other liabilities	25,378	(4,572)
Net cash (used in) provided by operating activities	(9,778)	10,105

Cash flows from investing activities
Purchases of property and equipment	(10,012)	(7,835)
Payments for acquisition, net of cash acquired	(390)	—
Net cash used in investing activities	(10,402)	(7,835)

Cash flows from financing activities
Net borrowings (repayments) from old revolving credit facility	(142,583)	23,230
Net borrowings (repayments) from new revolving credit facility	81,472	—
Net short-term secured (repayments) borrowings	(833)	55
Proceeds from term loan	100,000	—
Payments on term loan	(1,250)	—
Repurchases of common stock	—	(25,689)
Proceeds from exercise of stock options	63	416
Payment of debt issuance costs	(5,488)	(545)
Other financing activities	(242)	(746)
Net cash provided by (used in) financing activities	31,139	(3,279)

Effect of exchange rate changes on cash and cash equivalents	759	(1,958)
Increase (Decrease) in cash and cash equivalents	11,718	(2,967)
Cash and cash equivalents, beginning of period	26,770	30,562
Cash and cash equivalents, end of period	$38,488	$27,595

Reconciliation of Adjusted EBITDA and Adjusted Diluted Earnings Per Share
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net loss	$(2,174)	$(44,937)	$(5,805)	$(46,921)
Income tax (benefit) expense	(1,815)	(326)	(1,359)	851
Interest income	(37)	(19)	(239)	(135)
Interest expense	4,376	1,769	9,608	4,854
Other expense	1,736	301	2,196	1,734
Depreciation and amortization	3,090	3,265	8,939	10,438
Stock-based compensation expense	1,783	801	3,924	3,624
Stock appreciation rights marked to market	248	—	294	—
Goodwill impairment	—	27,887	—	27,887
Intangible and long-lived asset impairment	—	16,818	—	16,818
Restructuring charges	3,055	3,142	10,687	3,142
Professional fees related to ASC 606 implementation	—	—	—	1,092
Senior leadership transition and other employee-related costs	—	1,153	—	1,153
Obsolete retail inventory	—	950	—	950
Executive search fees	—	—	80	235
Control remediation-related fees	378	1,358	918	1,895
Sales and use tax audit	—	—	1,235	—
Other professional fees	967	81	1,343	162
Adjusted EBITDA	$11,607	$12,243	$31,821	$27,779

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net loss	$(2,174)	$(44,937)	$(5,805)	$(46,921)
Goodwill impairment	—	27,887	—	27,887
Intangible and long-lived asset impairment, net of tax	—	14,037	—	14,037
Restructuring charges, net of tax	2,401	2,584	8,203	2,584
Senior leadership transition and other employee-related costs, net of tax	—	844	—	844
Obsolete inventory, net of tax	—	769	—	769
Professional fees related to ASC 606 implementation, net of tax	—	—	—	819
Executive search fees, net of tax	—	—	60	176
Control remediation-related fees, net of tax	281	984	683	1,387
Sales and use tax audit, net of tax	—	—	920	—
Other professional fees, net of tax	721	59	1,001	119
Fair value of warrants and derivatives	853	—	853	—
Foreign exchange loss	773	—	773	—
Adjusted net income	$2,855	$2,227	$6,688	$1,701

GAAP Weighted-average shares outstanding – diluted	53,320	51,688	53,235	52,384
Effect of dilutive securities:
Employee stock options and restricted common shares	4	304	280	633
Adjusted Weighted-average shares outstanding – diluted	53,324	51,992	53,515	53,017
Adjusted diluted earnings per share	$0.05	$0.04	$0.12	$0.03